UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 31, 2006
Date of Report (Date of Earliest Event Reported)
ALLERGAN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	1-10269 (Commission File Number)	95-1622442 (IRS Employer Identification Number)
2525 Dupont Drive
Irvine, California 92612
(Address of Principal Executive Offices) (Zip Code)
(714) 246-4500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 31, 2006, Allergan, Inc. (“Allergan”) entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with a syndicate of lenders and JPMorgan Chase Bank, N.A., Citicorp USA, Inc. and Bank of America, N.A., as agents. The Amended and Restated Credit Agreement amended and restated a credit agreement by and among the parties dated as of October 11, 2002, as previously amended, and among other things increased the available borrowings under and extended the term of the credit agreement. The following description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the complete text of the Amended and Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
General Terms
     The Amended and Restated Credit Agreement provides for an $800 million revolving credit facility with a maturity date of March 31, 2011. Allergan and its eligible subsidiaries are borrowers under the Amended and Restated Credit Agreement. The aggregate principal amount of loans made to Allergan’s eligible subsidiaries under the Amended and Restated Credit Agreement may not exceed $250 million. Allergan has guaranteed all loans made to its eligible subsidiaries under the Amended and Restated Credit Agreement.
     Under the Amended and Restated Credit Agreement, the borrowers may obtain committed loans, which are funded by all of the lenders, or competitive bid loans, which are funded by the lenders that offer the most favorable terms for the requested loan or loans. Both committed loans and competitive bid loans may be funded in U.S. dollars and in the following additional currencies: Euros, Canadian dollars, Japanese yen, British pounds sterling and Australian dollars. The Amended and Restated Credit Agreement also includes a $60 million subfacility for letters of credit. Amounts borrowed under the Amended and Restated Credit Agreement will be due on March 31, 2011, the maturity date of the Amended and Restated Credit Agreement.
Interest Rates and Fees
     Committed loans under the Amended and Restated Credit Agreement bear interest on the outstanding principal amount at a rate equal to, at Allergan’s option, (a) a base rate determined by reference to the higher of (i) the prime rate announced by JPMorgan Chase Bank, N.A., in New York City and (ii) the federal funds rate plus 0.50%; or (b) a euro-currency margin plus the rate for the relevant currency offered to the euro-currency reference banks (currently JPMorgan Chase Bank, N.A., Citicorp USA, Inc., and Bank of America, N.A.) in London. The euro-currency margin ranges from 0.15% to 0.65% depending on Allergan’s senior unsecured long term debt credit rating and the portion of the credit facility that is drawn. Each competitive bid loan bears interest at the rate agreed upon by the lender and the borrower for such loan. The interest rates for competitive bid loans may be either fixed or based upon a euro-currency rate, with a margin agreed to by the applicable borrower.
     Allergan is also obligated to pay a facility fee on the total amount of the credit facility and a letter of credit fee on the stated amount of outstanding letters of credit. The facility fee ranges from 0.050% to 0.175% depending on Allergan’s senior unsecured long term debt credit rating. The letter of credit fee is equal to the euro-currency margin referred to above.
Covenants
     The Amended and Restated Credit Agreement contains customary affirmative and negative covenants, including limitations on indebtedness; limitations on subsidiary debt; negative pledges, limitations on consolidations, mergers and sales of assets; and limitations on transactions with affiliates. In addition, the Amended and Restated Credit Agreement contains a maximum leverage ratio and a minimum interest coverage ratio.
Events of Default
     Events of default under the Amended and Restated Credit Agreement include, among others, failure to pay principal, interest, fees or other amounts; covenant defaults; material inaccuracy of representations and warranties; cross-defaults to material debt; bankruptcy events with respect to Allergan or any of its subsidiaries; certain ERISA events; material unsatisfied or unstayed judgments; actual or asserted invalidity of Allergan’s guarantee; or a change of control.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1	Amended and Restated Credit Agreement, dated as of March 31, 2006, among Allergan, Inc., as Borrower and Guarantor, the Banks Listed Therein, JPMorgan Chase Bank, as Administrative Agent, Citicorp USA Inc., as Syndication Agent and Bank of America, N.A., as Document Agent

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.
Date: April 3, 2006	By:	/s/ Matthew J. Maletta
		Name:	Matthew J. Maletta
		Title:	Vice President, Assistant General Counsel and Assistant Secretary

Exhibit Index

Exhibit No.	Document Description
10.1	Amended and Restated Credit Agreement, dated as of March 31, 2006, among Allergan, Inc., as Borrower and Guarantor, the Banks Listed Therein, JPMorgan Chase Bank, as Administrative Agent, Citicorp USA Inc., as Syndication Agent and Bank of America, N.A., as Document Agent